CERTIFICATE OF DESIGNATION,
PREFERENCES AND RIGHTS OF THE SERIES A
CONVERTIBLE REDEEMABLE PREFERRED STOCK OF
VISCOUNT SYSTEMS, INC.
_______________________________________________________________

       I, Stephen Pineau, hereby certify that I am the President, Chief Executive Officer and Chief Financial Officer of Viscount Systems Inc., a corporation organized and existing under the laws of the State of Nevada (the “Company”), and further,

       DO HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors of the Company (the “Board”) by the Company’s Articles of Incorporation, as amended to date (collectively, the “Articles of Incorporation”), the Board on May 29, 2012 adopted the following resolutions creating three thousand (3,000) shares of preferred stock designated as “Series A Convertible Redeemable Preferred Stock,” none of which shares have been issued; and it is

       RESOLVED, that the Company is authorized to issue one thousand (1,000) shares of Series A Convertible Redeemable Preferred Stock, par value $0.001 per share (the “A Shares”), in connection with the Company’s offering of the A Shares (the “Offering”) in accordance with and subject to the terms and conditions of the Company’s Securities Purchase Agreement dated June 5, 2012 (as amended and/or supplemented, the “Purchase Agreement”). The A Shares shall have the powers, designations, preferences and relative participating, voting and/or other rights, and the qualifications, limitations and/or restrictions set forth in the resolutions below.

       1. VOTING RIGHTS.

              (a) Voting Rights. Subject to the limitations provided elsewhere in this Section 1(a), Holders of A Shares (a “Holder,” and, collectively, the “Holders”), shall be entitled to vote on any matter submitted to shareholders of the Company and shall be entitled to the number of votes for each A Share owned at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, the date such vote is taken or any written consent of shareholders is solicited, equal to the number of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) such number of A Shares are convertible into at such time; provided, however, that notwithstanding anything to the contrary provided herein or elsewhere, the voting rights of each Holder of A Shares shall be limited to the right to vote such number of shares of Common Stock as, when aggregated with all other shares of Common Stock beneficially owned by such Holder at such time, would result in such Holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), no more than 4.99% of all shares of Common Stock then outstanding. Except as otherwise provided by law and subject to the limitations set forth in the Articles of Incorporation, the Company’s bylaws (the “By-Laws”) and this Certificate of Designation, Preferences and Rights of the A Shares (this “Certificate”), the A Shares shall vote together with the Common Stock on all matters submitted to holders of Common Stock and not as a separate class. Holders of A Shares shall also be entitled to vote as a single class as and to the extent required by law, the Articles of Incorporation, the By-Laws or as otherwise provided in this Certificate on all matters submitted to Holders of A Shares.

              (b) Limitations on Company Actions.

                     (1) Notwithstanding anything to the contrary provided herein or elsewhere, as long as A Shares having an aggregate Stated Value (as defined in this Certificate) of $1 are issued and outstanding, the Company shall not, and shall not permit any current or future, direct or indirect, wholly-owned or partially owned subsidiary (a “Subsidiary,” and collectively, the “Subsidiaries”) to, without the express written consent of Holders, directly and/or indirectly, owning no less than 67% of the aggregate Stated Value of all A Shares then outstanding:

                            (i) amend, alter, change, waive or repeal any provision of this Certificate, the Articles of Incorporation or By-Laws (and/or those of any of its Subsidiaries), in any manner that could, directly and/or indirectly, adversely affect the rights of the Holders of the A Shares;

                            (ii) alter, waive, repeal, amend, and/or change adversely the preferences, rights, privileges, or restrictions of the A Shares;

                            (iii) effect any voluntary dissolution or winding up of the Company and/or any of its Subsidiaries and/or any of their respective affairs;

                            (iv) authorize or create any class or series of stock having any rights, preferences or privileges senior to or pari passu with those of the A Shares or increase the number of authorized A Shares;

                            (v) incur any Indebtedness (other than that outstanding and in such principal amount outstanding as of the date of the Purchase Agreement) which if any such amount is permitted to be paid down, in whole or in part, pursuant to this Certificate and is paid down, in whole or in part, cannot be borrowed again except (A) if such Indebtedness constitutes Permitted Debt (as defined in this Certificate), and (B) any such reborrowed Permitted Debt is counted on a dollar for dollar basis against the Permitted Debt Cap (as defined in this Certificate); provided, however, that subject to the limitations provided in this subparagraph, the Company and/or its Subsidiaries may borrow together in the aggregate up to $1,000,000 principal amount of Permitted Debt (the “Permitted Debt Cap”). For the purposes hereof, the term “Permitted Debt” shall mean (A) non-convertible, non-equity linked bank debt from a federal or state-chartered bank on commercially reasonable terms, which borrowed funds shall be used by the Company and/or its Subsidiaries in their respective historical and ordinary course of business; and (B) no equity of the Company and/or any of its Subsidiaries (including, but not limited to, warrants, stock options and/or other securities) is issued directly and/or indirectly in connection with any borrowings of such Permitted Debt. For purposes hereof, “Indebtedness” of any Person (as defined in this Certificate) means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including, without limitation, “capital leases” in accordance with United States generally accepted accounting principles (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G). For purposes of this Certificate, “Contingent Obligations” shall mean, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend and/or other obligation of another Person if a purpose or intent of the Person incurring such liability, or the direct and/or indirect effect thereof, is to provide assurance (whether in writing, orally, and/or by any other means, which shall include, but not be limited to, any direct and/or indirect guaranty) to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

                            (vi) pay and/or make dividends, distributions and/or any other payment (whether in cash, securities or property) on any securities of the Company and/or any Subsidiary other than to the Holders of A Shares;

                            (vii) enter into any transaction with any Affiliate (as defined under the Securities Act of 1933, as amended, the “1933 Act”), which would be required to be disclosed in any public filing with the Securities and Exchange Commission (the “SEC”) pursuant to SEC laws, rules and/or regulations, other than any transaction pursuant to which an Affiliate of the Company and/or Subsidiary is employed pursuant to a written agreement by the Company and/or any Subsidiary which is negotiated on an arms-length basis, is approved by the independent directors of the Board of Directors and does not exceed industry standards, based upon the Company’s industry, the revenues and income of the Company and the work that such Affiliate will perform pursuant to such arrangement;

                            (viii) redeem, repurchase and/or otherwise enter into or effectuate a similar transaction for any securities of the Company and/or any Subsidiary other than the A Shares;

                            (ix) (1) issue any A Shares other than in the Offering and as PIK Shares provided and to the extent set forth in this Certificate, (2) issue any securities that upon exercise, conversion and/or exchange of any such security, A Shares are to be issued, and/or (3) agree (whether in writing, orally or otherwise) to do any of the actions set forth in (1) and/or (2) of this subparagraph;

                            (x) repay any Indebtedness and/or other obligation other than (1) any bank debt outstanding as of the date of the Purchase Agreement, but only in accordance with and to the extent of the terms and conditions of such bank debt as of the date of the Purchase Agreement; provided, however, that notwithstanding anything to the contrary provided herein or elsewhere, no bank debt and/or any other Indebtedness may be pre-paid, (2) any accounts payable incurred in the normal course of the Company’s historical and ordinary business, (3) $45,000 aggregate principal amount loan advanced on March 26, 2012 plus accrued, but unpaid simple interest of 8% per annum to a shareholder of the Company (the “Lender”), provided that simultaneously with and as a condition to the repayment (including, but not limited to, accrued, but unpaid interest) to the Lender of such loan, the Lender provides to the Company (A) written evidence signed by the Lender that no other amounts are owed by the Company to the Lender pursuant to such loan, and (B) a full written release signed by the Lender of any and all claims by the Lender against the Company and/or its Subsidiaries in respect of such loan (“Release Documents”), (4) up to $60,000 of outstanding principal on loans due to shareholders and related parties as disclosed on the Company’s latest balance sheet filed with the SEC prior to the date of this Certificate, provided that in each case, Release Documents are obtained, and (5) any Permitted Debt in accordance with the terms and conditions in this Certificate;

                            (xi) effect or enter into an agreement to effect any sale and/or issuance of Common Stock or Common Stock Equivalents (as defined in this Certificate) directly and/or indirectly involving a Variable Rate Transaction. For purposes of this Certificate, the term “Variable Rate Transaction” means a transaction in which the Company and/or its Subsidiaries (a) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of Common Stock either (1) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (2) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock; (b) enters into any agreement, including, but not limited to, an equity line of credit, whereby the Company may sell securities at a future determined price, or (c) enters into any type of equity line of credit or similar agreement and/or transaction. For purposes of this Certificate, the term “Common Stock Equivalents” means any securities of the Company and/or its Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock; or

                            (xii) enter into any agreement or understanding (whether in writing, orally or otherwise) to do any of the above.

                     (2) Notwithstanding anything to the contrary provided herein or elsewhere, as long as any Holder owns any issued and outstanding A Shares having an aggregate Stated Value (as defined in this Certificate) of $300,000 or more, the Company shall not, and shall not permit any Subsidiaries to, without the express written consent of Holders owning no less than 67% of the aggregate Stated Value of all A Shares then outstanding:

                            (i) effect any merger, acquisition, sale, consolidation, reorganization and/or similar transaction or a Change of Control (as defined in this Certificate), (each, an “Event”) except any Event which upon the date of the occurrence or closing of any Event, as the case may be, (i) each Holder of A Shares then outstanding receives in exchange for each of their respective A Shares, cash in an amount not less than two (2) times the then aggregate Stated Value of each A Share outstanding immediately prior to the occurrence or closing of such Event, plus all accrued, but unpaid interest and other payments owed to the Holder by the Company and/or its Subsidiaries, or (ii) if an Event is structured whereby each Holder of A Shares receives securities of a non-affiliated, third-party entity, the common stock of such entity is listed on a National Securities Exchange (as defined in the 1933 Act) and such common stock for the twenty (20) consecutive Trading Days (as defined in this Certificate) with the last Trading Day being the Trading Day prior to the occurrence or closing of such Event has a daily market capitalization of no less than $100 million;

                            (ii) decrease or increase the authorized size of the Company’s (and/or any of its Subsidiaries’), Board of Directors (the “Board,” or the “Board of Directors”), other than as expressly provided herein; or

                            (iii) adopt, amend and/or supplement any stock option plan or similar plan (the “SOP Plans”), except where the maximum number of shares of Common Stock that may be acquired directly and/or indirectly upon exercise of stock options issued under the SOP Plans, when aggregated with the maximum number of shares of Common Stock that may be acquired directly and/or indirectly under all other stock option plans outstanding as of the date of the Purchase Agreement (including, but not limited to, stock options issued prior to the date hereof under any SOP Plans, regardless of whether any such SOP Plans have terminated and/or expired) does not exceed in the aggregate 20% of the issued and outstanding Common Stock as of the date of this Certificate, until and including the date three (3) years from the date of this Certificate.

       2. STATED VALUE. Each A Share shall have a stated value (the “Stated Value”), equal to $1,000 (subject to adjustment as provided in this Certificate).

       3. DIVIDENDS.

              (a) Accrual and Payment. Dividends on each A Share (the “A Share Dividends”) shall be cumulative and accrue daily from the date of issuance of each A Share (the “Original Issuance Date”), whether or not earned or declared and whether or not there are any profits, surplus, or other funds legally available for the payment of dividends. Until paid, the right to receive A Share Dividends shall be payable in arrears and shall be payable in any combination (except as limited by Section 3(c) hereof) of cash and/or A Shares on March 31, June 30, September 30 and December 31 of each year (each, a “Dividend Payment Date” and each period between and including two consecutive Dividend Payment Dates, a “Dividend Period”), commencing on June 30, 2012 (the “Initial Dividend Payment Date”), except that if such Dividend Payment Date is not a Business Day (as defined below), then the Dividend Payment Date will be the immediately following Business Day. Each such dividend declared by the Board shall be paid to the Holder. A Share Dividends in arrears for any past dividend period may be declared by the Board and paid on the A Shares on any date fixed by the Board, whether or not such date is a regular Dividend Payment Date, to the Holder. The record date (the “Record Date”), shall be fixed in advance by the Board or, to the extent not fixed, shall be the Business Day immediately preceding the date such dividend is payable to the Holder. For purposes hereof, a “Business Day” is any day that is not a Saturday, Sunday or a day on which banks are required or permitted to be closed in the State of New York. All accrued and unpaid dividends, if any, shall be mandatorily paid in cash immediately prior to the earlier to occur of (i) a Liquidation (as defined in this Certificate), (ii) a Mandatory Conversion (as defined in this Certificate), or (iii) a Mandatory Redemption (as defined in this Certificate).

              (b) Dividend Rate. The initial dividend rate on each A Share shall be eight (8%) percent per A Share per annum on the Stated Value of each A Share for both the period from the Original Issuance Date until the Initial Dividend Payment Date, and, for each Dividend Period thereafter (the “Dividend Rate”). The amount of dividends per A Share payable for each Dividend Period or part thereof (the “Dividend Value”), shall equal the product of (i) the Dividend Rate for such Dividend Period being determined multiplied by (ii) a fraction of which (1) the numerator shall be the number of days in the Dividend Period or part thereof (calculated by counting the first day and last day thereof), on which such A Share was outstanding, and (2) the denominator of which shall be 360, and, (iii) multiplying the result by the Stated Value for an A Share.

              (c) PIK Dividend Payments. If all or any part of any A Share Dividend is paid, at the election of the Company, in A Shares (“PIK Shares”), the value of each share of PIK Share shall equal eighty-five (85%) percent of the VWAP (as defined in this Certificate) for the ten (10) consecutive Trading Days (as defined in this Certificate) with the last Trading Day being the Trading Day immediately preceding the Trading Day representing the Dividend Payment Date on which such PIK Shares are being issued as all or partial payment of such A Share Dividend. Notwithstanding anything to the contrary provided herein or elsewhere, unless all of the Equity Conditions (as defined in this Certificate) are met by the Company immediately prior to the time such A Share Dividends are paid, no A Share Dividends may be paid in PIK Shares (as defined in this Certificate) without the express written consent of Holders owning no less than 67% of the aggregate Stated Value of all A Shares then outstanding. For purposes of this Certificate, the term "Equity Conditions" means during the period in question, (i) the Company shall have honored all Conversions (as defined in this Certificate) on or prior to the dates so requested, if any, (ii) the Company shall have paid all liquidated damages, interest and/or other amounts owing to each Holder in respect of the A Shares, (iii) except for a six (6) month period commencing on the initial date of issuance of any A Shares, all of the Conversion Shares (including, but not limited to, those issuable upon conversion of PIK Shares) issuable pursuant to the Transaction Documents (as defined in the Purchase Agreement), may be resold pursuant to Rule 144 without any restrictions, including, but not limited to, volume or manner-of-sale restrictions or current public information requirements (except the limitation on current public information requirements shall not apply for a twelve (12) month period commencing on the initial date of issuance of any A Shares), as determined by counsel to the Company and set forth in a written opinion letter to such effect, addressed and reasonably acceptable to the affected Holders, (iv) the Common Stock is trading on a trading market and/or quoted on any other trading medium and all of the Conversion Shares (as defined in this Certificate) issuable pursuant to the Transaction Documents are listed or quoted for trading on such market (and the Company believes, in good faith, that trading of the Common Stock on such market will continue uninterrupted for the foreseeable future), (v) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents, and (vi) no Liquidation (as defined in this Certificate) or Redemption Event has occurred and/or may reasonably be expected to occur in the foreseeable future.

              (d) Other Dividends. In addition to the A Share Dividends, Holders of the A Shares shall, as Holders of A Shares, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if each Holder of A Shares then outstanding had converted the A Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock. Nothing in this Section 3(d), however, shall be construed as permitting the Company to pay any dividends and/or distributions otherwise prohibited from being paid.

       4. CONVERSION OF A SHARES. The A Shares shall be convertible into shares of Common Stock (“Conversion Shares”), on the terms and subject to the conditions set forth in this Section 4.

              (a) Optional Conversion. Subject to any express limitations set forth elsewhere in this Certificate, at any time or times on or after the Original Issuance Date, any Holder of A Shares shall be entitled to convert all or a portion of such Holder’s A Shares into validly issued, fully paid and non-assessable shares of Common Stock, in accordance with this Section 4. All Conversion Shares issuable upon the conversion of A Shares shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fractional share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fractional share of Common Stock, the Company shall, in lieu of issuing such fractional share, pay to the Holder the Fair Market Value (as defined in this Certificate) thereof in cash. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of the Conversion Shares upon conversion of A Shares. The mechanics for conversion pursuant to this Section 4(a) shall be as provided in Section 4(c) below.

              (b) Determination as to Number of Conversion Shares. Each A Share shall be convertible into such number of Conversion Shares equal to the quotient obtained by dividing (i) the Stated Value of such A Share being converted by (ii) the then Conversion Price. For the purposes of this provision, the initial Conversion Price of each A Share shall be the lower of (i) $0.05, (ii) eighty-five (85%) percent of the VWAP for the twenty (20) consecutive Trading Days with the last Trading Day being the Trading Day immediately prior to the date that such A Share was sold in the Offering, and (iii) eighty-five (85%) percent of the VWAP for the ten (10) consecutive Trading Days with the last Trading Day being the Trading Day immediately prior to the date that such A Share was sold in the Offering. Because the A Shares issued in the Offering may be issued at more than one closing of the Offering (each a “Closing,” and, collectively, the “Closings”), the Conversion Price of all A Shares may not necessarily be the same, as the initial Conversion Price is determined at each Closing at which A Shares are issued. Such initial Conversion Prices shall be subject to the adjustments described in Section 5 hereafter.

       For the purposes of this Certificate, “VWAP” means the volume weighted average of the VWADP (defined hereafter) of the Common Stock for the applicable number of consecutive Trading Days as provided elsewhere herein (the “Trading Period”), determined as follows:

                     (1) The percentage of the total trading volume for the entire Trading Period being so calculated for each Trading Day, during the applicable Trading Period, by dividing the number of shares traded on each such Trading Day by the total trading volume for the entire Trading Period (the “Trading Day Volume Percentage”);

                     (2) Next the Trading Day Volume Percentage for each Trading Day is multiplied by the applicable VWADP for each such Trading Day resulting in the Trading Day Weighted Daily Price (the “TDWDP”); and

                     (3) The VWAP is then computed by obtaining the sum of the TDWDP for all of the Trading Days during the Trading Period, provided that if the Trading Day Volume Percentage for any Trading Day in the Trading Period is zero, then the VWAP will instead be equal to the average VWADP over the Trading Period.

                            (A)“VWADP” shall mean the price determined by the first of the following clauses which applies: (i) the daily volume weighted average of the Common Stock for such date on the OTC Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg (based on a Trading Day) from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time); (ii) the average of the highest bid price and the lowest ask price of any market makers for such security as reported in the OTC Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg (based on a Trading Day) from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time); or (iii) the value of such security as mutually agreed upon in good faith by Holders owning no less than 67% of the aggregate Stated Value of all A Shares then outstanding and the Company, provided that if such agreement cannot be made no later than five (5) Trading Days following the date such VWADP must be determined as provided herein, the VWADP shall be determined in good faith by Holders owning no less than 67% of the aggregate Stated Value of all A Shares then outstanding. For purposes of determining VWADP, the Company shall rely on the information provided by the Holders, which absent manifest error shall be binding. Any claim of manifest error by the Company must be made no later than five (5) Trading Days after VWADP is determined by the Holders and provided to the Company.

                            (B) “Trading Day” means a day on which the Common Stock is eligible for quotation on the OTC Market, or, if the Common Stock is not then eligible for quotation on the OTC Market then any day that the Common Stock is traded or eligible for quotation on any other United States commonly acceptable trading medium or market place where the Common Stock is then traded or eligible for quotation.

              (c) Mechanics of Conversion.

                     (1) Optional Conversion. To convert A Shares into Conversion Shares (a “Conversion”) pursuant to Section 4(a), the Holder thereof shall transmit by hand, facsimile or email (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York time on such date, a copy of a fully and accurately completed executed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”) to the Company. The date the A Shares shall be deemed converted shall be the date a notice is deemed given pursuant to Section 18(a) of this Certificate (the “Conversion Date”). If, but only if, all A Shares then owned by a Holder are being converted into Conversion Shares, a Holder shall deliver to the Company certificates representing the A Shares to be converted (the “A Share Certificates”), but in no event shall A Share Certificates be required to be delivered to the Company to effectuate a Conversion, provided that all certificates representing A Shares shall bear a legend stating that terms of the A Shares shall be governed by the Certificate of Designation, Preferences and Rights of the Series A Convertible Redeemable Preferred Stock of Viscount Systems, Inc. The calculations and entries set forth on a Conversion Notice shall control in the absence of manifest or mathematical error. On or before the third (3rd) Trading Day following the Conversion Date (the “Share Delivery Date”), the Company shall (x) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of Conversion Shares to which the holder shall be entitled, or (y) provided that the Company’s transfer agent (the “Transfer Agent”) is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of Conversion Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system. If a Holder elects to deliver an A Share Certificate, and the number of A Shares represented by the A Share Certificate(s) submitted, if submitted, for conversion is greater than the number of A Shares being converted, then the Company shall, as soon as practicable after receipt of the A Share Certificate(s) (but in no event later than five (5) Trading Days), cause to be issued and delivered to the Holder a new A Share Certificate representing the number of A Shares not converted. The person or persons entitled to receive the Conversion Shares issuable upon a Conversion shall be treated for all purposes as the record holder or holders of such Conversion Shares on the date such Conversion Shares are issued. Each A Share shall be converted into such number of Conversion Shares, as provided in Section 4(b) hereof.

              (d) Failure to Deliver Certificates. If, in the case of any Conversion Notice, the required Common Stock certificate or certificates are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time, to rescind such conversion, in which event the Company shall promptly return to the Holder any original A Share certificate delivered to the Company and the Holder shall promptly return to the Company any Common Stock certificates issued to such Holder pursuant to the rescinding Conversion Notice.

              (e) Obligation Absolute; Partial Liquidated Damages. The Company’s obligations to issue and delivery the Conversion Shares upon conversion of A Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Holder in connection with the issuance of such Conversion Shares. In the event a Holder shall elect to convert any or all of the Stated Value of such Holder’s A Shares, the Company may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, expressly restraining and/or enjoining conversion of all or part of the A Shares of such Holder shall have been sought and obtained by the Company, and the Company posts a surety bond for the benefit of such Holder in the amount of 200% of the Stated Value of A Shares which are subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extend it obtains judgment. In the absence of such injunction, the Company shall issue Conversion Shares and, if applicable, cash, by the Share Delivery Date. If the Company fails to deliver to a Holder such certificate or certificates by the Share Delivery Date applicable to such conversion, or in the event of a dispute, fails to post the surety bond in accordance with this paragraph, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $10,000 of Stated Value being converted, $200 per Trading Day commencing the day after the Share Delivery Date (increasing to $400 per Trading Day on the fifth (5th) Trading Day after such damages begin to accrue) for each Trading Day after such Share Delivery Date until the earlier of the date such certificates are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages or declare a Redemption Event for the Company’s failure to deliver the required amount of Conversion Shares and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief without the need by any Holder to post any bond which the Company hereby waives such requirement. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

              (f) Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if the Company fails for any reason or no reason to deliver to a Holder the applicable certificate or certificates by the Share Delivery Date and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder (or a deemed sale) of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitle to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) A Shares in Stated Amount equal to the Stated Value of A Shares submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Company delivered the requires amount of Conversion Shares by the Share Delivery Date. For example, if a Holder purchases shares of Common Stock having total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of A Shares with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) above, the Company shall be required to pay such Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely delivery certificates representing shares of Common Stock upon conversion of the A Shares as required pursuant to the terms hereof.

              (g) Status of Converted A Shares. In the event any A Shares shall be converted pursuant to this Certificate, the A Shares so converted shall be canceled and shall not be reissued as A Shares.

              (h) Mandatory Conversion. The Company shall have no direct and/or indirect right to force and/or require a conversion of any A Shares, other than as expressly provided in this subsection (h). Notwithstanding the first sentence of this subsection (h), as long as any A Shares are issued and outstanding, if (A) no Liquidation and/or Redemption Event has occurred and/or may reasonably be expected to occur in the foreseeable future, (B) the VWAP for the thirty (30) consecutive Trading Days with the last Trading Day being the Trading Day immediately prior to the Trading Day that the Notice of Mandatory Conversion (as defined in this Certificate), is actually sent to Holders, exceeds the product of (1) the then Conversion Price, multiplied by three (3) times; (C) the daily trading volume for each Trading Day in such thirty (30) consecutive Trading Day period is not less than 500,000 shares of Common Stock (with each purchase and sale of a share of Common Stock counted as one (1) share of Common Stock traded) on the OTC Market (as defined in this Certificate) or other applicable principal trading market for such security as reported by Bloomberg, and (D) a registration statement covering the resale of all Conversion Shares (including, but not limited to, those issuable upon conversion of PIK Shares) is effective under the 1933 Act (and the Company has no reason to believe it will not stay effective without interruption for the foreseeable future), or such Conversion Shares are eligible for sale under Rule 144 without any limitations and/or restrictions, including, but not limited to, volume or manner-of-sale restrictions or current public information requirements, as demonstrated by a legal opinion of Company counsel addressed to the affected Holders and the Company’s transfer agent and such transfer agent accepts such legal opinion (and the Company has no reason to believe sales of Conversion Shares under Rule 144 without any limitations and/or restrictions will not continue to be permitted without interruption for the foreseeable future), then the Company shall have the right to convert (a “Mandatory Conversion”) all then outstanding A Shares into Conversion Shares by providing each Holder of A Shares with twenty (20) Trading Days prior written notice (“Notice of Mandatory Conversion”) of such Mandatory Conversion pursuant to this subsection (h), provided, however, that notwithstanding anything to the contrary provided herein or elsewhere, if, at any time prior to the Trading Day that the Mandatory Conversion is to occur (a “Mandatory Conversion Date”), as set forth in the Notice of Mandatory Conversion sent to Holders relating such particular Mandatory Conversion, any event set forth in (A) of this subsection (h) has occurred or any of conditions (B), (C) or (D) of this subsection (h) are not met for each Trading Day during the thirty (30) consecutive Trading Day period with the last Trading Day being the Trading Day immediately prior to such Mandatory Conversion Date, then the Notice of Mandatory Conversion shall be null and void, ab initio, and no Mandatory Conversion shall occur.

       5. ANTI-DILUTION PROVISIONS. The Conversion Price in effect at any time and the number and kind of securities issuable upon conversion of the A Shares shall be subject to adjustment from time to time upon the happening of the events as follows:

              (a) Adjustment for Dividends in Other Stock and Property Reclassifications. In case at any time, or from time to time, the holders of the Common Stock (or any shares of stock or other securities at the time receivable upon any conversion of the A Shares) shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor,

                     (i) other or additional stock or other securities or property (other than cash) by way of dividend,

                     (ii) any cash or other property paid or payable out of any source other than retained earnings (determined in accordance with generally accepted accounting principles), or

                     (iii) other or additional stock or other securities or property (including cash) by way of stock-split, spin-off, reclassification, combination of shares or similar corporate rearrangement (other than (x) additional shares of Common Stock or any other stock or securities into which such Common Stock shall have been changed, (y) any other stock or securities convertible into or exchangeable for such Common Stock or such other stock or securities or (z) any stock purchase rights, issued as a stock dividend or stock-split, adjustments in respect of which shall be covered by the terms of Section 5(c) or Section 5(d), then and in each such case, a Holder, upon any conversion of A Shares, shall be entitled to receive the amount of stock and other securities and property (including cash in the cases referred to in clauses (i) and (ii) above) which such Holder would have been entitled to receive had such Holder been the holder of record, on the date of any such issuances described in clauses (i), (ii) or this clause (iii), of the number of shares of Common Stock into which the A Shares are being converted, giving effect to all adjustments called for during such period by Section 5(a) and Section 5(b).

              (b) Adjustment for Reorganization, Consolidation and Merger. In case of any reorganization of the Company (or any other corporation the stock or other securities of which are at the time receivable on the conversion of the A Shares) after the Original Issuance Date, or in case, after such date, the Company (or any such other corporation) shall consolidate with or merge into another corporation or entity or convey all or substantially all its assets to another corporation or entity (any such reorganization or other event hereafter being referred to as a “Reorganization”), then and in each such case the A Shares, upon conversion, as and at any time after the consummation of such Reorganization, shall be converted into, in lieu of the stock or other securities and property into which the A Shares would have been convertible prior to such Reorganization, such stock or other securities or property to which the A Shares would have converted if they had been converted immediately prior to any such Reorganization, subject to further adjustment as provided in Sections 5(a), Section 5(c), and Section 5(d), in each such case.

              (c) Adjustment for Certain Dividends and Distributions. If the Company at any time, or from time to time, makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event, the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date as the case may be, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 5(c) as of the time of actual payment of such dividends or distributions.

              (d) Stock Split and Reverse Stock Split. If the Company at any time, or from time to time, effects a stock split or subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that stock split or subdivision shall be proportionately reduced. If the Company at any time, or from time to time, effects a reverse stock split or combines the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price then in effect immediately before that reverse stock split or combination shall be proportionately increased. Each adjustment under this Section 5(d) shall become effective at the close of business on the date the stock split, subdivision, reverse stock split or combination becomes effective.

              (e) Sale and/or Issuance of Convertible Securities and/or Additional Shares of Common Stock below Conversion Price.

       Subject to the exceptions set forth in Section 5(e)(iv), commencing on the date of the initial Closing of the Offering and terminating on the date three (3) years from the date of the Final Closing if the Company at any time, and from time to time, issues or sells, or is deemed by the provisions of this Section 5(e) to have issued or sold, Additional Shares of Common Stock (as defined in this Certificate), for an Effective Price (as defined in this Certificate) less than the then existing Conversion Price, then and in each such case, the then existing Conversion Price shall be reduced, as of the opening of the Trading Day of each such issue or sale, and/or deemed issue or sale, concurrently with such issuance and/or deemed issuance of Additional Shares of Common Stock (a “Diluting Issuance”), to a price equal to the Effective Price.

                     (i) For the purpose of making any adjustment required under this Section 5(e), the consideration received by the Company for any issue or sale of securities shall (i) to the extent it consists of cash be computed at the amount of cash received by the Company, (ii) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, (iii) if Additional Shares of Common Stock, Convertible Securities (as defined in this Certificate) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options, and (iv) be computed after reduction for all expenses payable by the Company in connection with such issue or sale.

                     (ii) For the purpose of the adjustment required under this Section 5(e), if the Company issues or sells (or is deemed to have done so), any rights, warrants or options for the purchase of the securities convertible, exercisable or exchangeable for, Additional Shares of Common Stock (all such convertible, exercisable or exchangeable stock or securities being hereinafter referred to as “Convertible Securities”) and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price then in effect, then the Company shall be deemed to have issued at the time of the issuance (or deemed issuance), of such rights, warrants, options and/or other Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise, conversion or exchange thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance (or deemed issuance) of such rights, warrants, options and/or Convertible Securities, plus, in the case of such rights, warrants or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights, warrants and/or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion, exercise or exchange thereof.

                     (iii) For the purpose of the adjustment required under this Section 5(e), if the Company issues or sells (or is deemed to have issued or sold) any rights, warrants and/or options for the purchase of Convertible Securities and if the Effective Price of the Additional Shares of Common Stock underlying such Convertible Securities is less than the Conversion Price then in effect, then in each such case the Company shall be deemed to have issued at the time of the issuance of such rights, warrants, options and/or other convertible Securities the maximum number of Additional Shares of Common Stock issuable upon conversion, exercise or exchange of the total amount of Convertible Securities covered by such rights, warrants and/or options and to have received as consideration for the issuance of such Additional Shares of Common Stock an amount equal to the amount of consideration, if any, received by the Company for the issuance of such rights, warrants, options, and/or other Convertible Securities plus the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights, warrants, options and/or Convertible Securities and plus the minimum amount of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion, exercise or exchange of such Convertible Securities.

                     (iv) For purposes of this Certificate, the term “Additional Shares of Common Stock” means all securities issued (or deemed issued) by the Company at any time, and from time to time, on or after the Original Issuance Date, whether or not subsequently reacquired or retired by the Company other than (A) shares of Common Stock issuable upon exercise of any warrants issued by the Company to purchasers of the A Shares in the Offering, (B) shares of Common Stock issuable upon conversion of the A Shares, (C) shares of Common Stock issuable as dividends on and/or upon conversion of the A Shares, (D) shares of Common Stock issuable upon exercise of warrants and/or options outstanding prior to the Original Issuance Date, (E) shares of Common Stock issued pursuant to any Employee Stock Option Plan approved by the Board and the shareholders of the Company and (F) shares of Common Stock issued as consideration for a strategic merger or acquisition or as part of a traditional reorganization, provided all of such transactions are with non-affiliated third parties and are approved by the Board.

                     (v) For purposes of this Certificate, the term “Effective Price” of Additional Shares of Common Stock means the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(e), into the aggregate consideration received, or deemed to have been received, by the Company for such issue under this Section 5(e), for such Additional Shares of Common Stock.

                     (vi) Reductions in Price of Outstanding Securities. Other than a reduction pursuant to its applicable anti-dilution provisions, any reduction in the conversion price of any Convertible Security, whether outstanding on the Original Issuance Date or thereafter, or the subscription price of any option, warrant or right to purchase Common Stock or any Convertible Security (whether such option, warrant or right or other Convertible Security is outstanding on the Original Issuance Date or thereafter), to an Effective Price less than the Fair Market Value (as defined below) or the then Conversion Price, shall be deemed to be an issuance of such Convertible Security and the issuance of all such options, warrants, rights and/or other Convertible Securities or subscription rights, and the provisions of Sections 5(e) shall apply thereto mutatis mutandis.

                     (vii) For purposes of this Certificate, the term “Fair Market Value” means, as of any date: (i) if shares of the Common Stock are listed on a national securities exchange, the average of the closing prices as reported for composite transactions during the ten (10) consecutive Trading Days preceding the Trading Day immediately prior to such date or, if no sale occurred on a Trading Day, then the average between the highest closing bid and lowest closing ask prices on such exchange on such Trading Day; (ii) if shares of the Common Stock are not so listed but are traded on the Nasdaq Capital Market (“NCM”), the average of the closing prices as reported on the NCM during the ten (10) consecutive Trading Days preceding the Trading Day immediately prior to such date or, if no sale occurred on a Trading Day, then the mean between the highest bid and lowest ask prices as of the close of business on such Trading Day, as reported on the NCM; or if applicable, the Nasdaq Global Market (“NGM”), or if not then included for quotation on the NGM or NCM, the average of the highest reported bid and lowest reported ask prices as reported by the OTCBB, the OTC Markets Group, or any successor thereto as the case may be (the “OTC Market”); or (iii) if the shares of the Common Stock are not then publicly traded, the fair market price of the Common Stock as determined in good faith by the Holders owning no less than 50.01% of the Stated Value of the then issued and outstanding A Shares.

                     (viii) Certain Other Anti-Dilution Provisions. In case any shares of stock or other securities of the Company, other than Common Stock, shall at the time and/or from time to time, be receivable upon conversion of the A Shares, and in case any additional shares of such stock or any additional such securities (or any stock or other securities convertible and/or exercisable into or exchangeable for any such stock or securities) shall be issued or sold for a consideration per share such as to dilute the conversion rights of the A Shares, then and in each such case, the Conversion Price shall forthwith be adjusted, substantially in the manner provided for above in this Section 5(e), so as to protect the Holders of the A Shares against the effect of such dilution.

                     (ix) Certain Record Dates. In case the Company shall take a record of the holders of shares of its stock of any class for the purpose of entitling them (a) to receive a dividend or a distribution payable in Common Stock or in Convertible Securities, or (b) to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the Additional Shares of Common Stock issued or sold or deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution, or the date of the granting of such rights of subscription, purchase or other acquisition, as the case may be.

                     (x) No Adjustment in Certain Circumstances. No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least $.005 in such price; provided, however, that any adjustments which by reason of this Section 5 are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder. All calculations under this Section 5 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

                     (xi) No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the A Shares against impairment.

                     (xii) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of A Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder of A Shares, furnish or cause to be furnished to such Holder a like certificate setting forth (a) such adjustments and readjustments, (b) Conversion Price at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the A Shares.

                     (xiii) Stock Purchase Rights. If at any time or from time to time, the Company grants or issues to all the record holders of the Common Stock any options, warrants or rights (collectively, “Stock Purchase Rights”) entitling any holder of Common Stock to purchase Common Stock or any security convertible into or exchangeable for Common Stock or to purchase any other stock or securities of the Company, the holders of A Shares shall be entitled to acquire, upon the terms applicable to such Stock Purchase Rights, the aggregate Stock Purchase Rights which such holders of A Shares could have acquired if they had been the record holder of the maximum number of shares of Common Stock issuable upon conversion of their A Shares on both (x) the record date for such grant or issuance of such Stock Purchase Rights, and (y) the date of the grant or issuance of such Stock Purchase Rights.

              (f) Fundamental Transaction.

       If, at any time while any A Shares are outstanding, (A) the Company effects any merger, means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind, consolidation or similar transaction of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one or a series of transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (each a “Fundamental Transaction”), then, upon any subsequent conversion of the A Share, the Holder shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring Person or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such merger, consolidation, or disposition of assets or other similar transaction by a holder of the number of shares of Common Stock for which the A Shares are convertible immediately prior to such event. For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the A Shares following such Fundamental Transaction. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving Person to comply with the provisions of this Section 5(f) and insuring that the A Shares (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

       6. RESERVATION OF AUTHORIZED SHARES. The Company shall, so long as any of the A Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the A Shares, such number of shares of Common Stock as shall equal at all times 200% of the number of Conversion Shares the A Shares are at any such time convertible into.

       7. LIQUIDATION, DISSOLUTION, WINDING-UP.

              In the event of any Liquidation (as defined below) of the Company and/or any of its Subsidiaries, Holders of A Shares, (other than any Holder that at any time prior to completion of the Liquidation has delivered an Initial Redemption Request and/or Subsequent Redemption Request in accordance with Section 11 of this Certificate and has not prior to the date the full amount of the Liquidation Preference (as defined in this Certificate) is paid to such Holder withdrawn such Initial Redemption Request and/or Subsequent Redemption Request), shall be entitled to receive out of the assets of the Company legally available for distribution therefrom (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior and/or pari passu in rank to the A Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount in respect of each A Share held by them equal to the product of (i) 125%, multiplied by (ii) the sum of (a) the then Stated Value of the A Share, plus (b) all dividends, if any, which have accrued and/or are payable pursuant hereto in respect of the A Share, but have not been paid and received by the Holder of the particular A Share, plus (c) all other payments of any kind and for any reason owed to the Holder of the particular A Share pursuant to this Certificate, up to and including the date full payment is tendered to the Holder of such A Shares with respect to such Liquidation (collectively, the “Liquidation Preference”); provided that, if the Liquidation Funds are insufficient to pay, issue or deliver the full amount of the Liquidation Preference to all of the Holders of A Shares, then each Holder of A Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, as a percentage of the full amount of Liquidation Funds payable to all Holders of A Shares. No Holder of A Shares shall be entitled to receive any amounts with respect thereto upon any Liquidation other than the amounts provided for in this Certificate; provided that each Holder of A Shares shall be entitled to all amounts previously accrued and/or unpaid with respect to amounts owed under this Certificate and/or the Transaction Documents. The form of consideration in which the Liquidation Preference is to be paid to Holders of A Shares as provided in this Section 7 shall be (i) in immediately available funds to the maximum extent the Company is legally permitted to pay such immediately available funds, and (ii) the balance owed, if any, in the form of consideration received by the Company or the other holders of the Company’s capital stock, as the case may be. Notwithstanding anything to the contrary provided herein or elsewhere, at any time prior to the date a Holder receives its full Liquidation Preference, a Holder shall be entitled to convert such Holder’s A Shares.

       “Liquidation” means any (i) any liquidation (whether it’s a Cash-Out Liquidation, or a Like-Kind Liquidation), dissolution or winding up of the Company, whether voluntary or involuntary or (ii) any Equity Merger.

       “Cash-Out Liquidation” means (i) a change in the voting control of the Company such that any one person, entity or “group” (as contemplated by Rule 13d-5(b)(1) under the 1934 Act) acquires from the Company in one or more, including a series of, transactions the right to cast greater than 50% of votes eligible to be cast by all holders of capital stock of the Company in the election of directors of the Company, provided that such transaction is approved by the Board of Directors of the Company or (ii) any merger or consolidation of the Company with or into another entity or any sale of all or substantially all of the assets of the Company provided that such merger, consolidation or sale is not an Equity Merger.

       “Equity Merger” shall mean any merger or consolidation of the Company with or into another entity and/or the sale of all or substantially all of the assets of the Company, provided that the consideration received by the Company or its shareholders in such transaction consists solely of equity securities (disregarding any payments for fractional shares).

       “Like-Kind Liquidation” shall include any merger or consolidation of the Company with or into another entity and the sale of all or substantially all of the assets of the Company, provided that such transaction is approved by the Board of Directors of the Company.

       8. RANKING OF A SHARES. All shares of Common Stock shall be of junior rank to all A Shares in all respects. The rights of the shares of Common Stock shall be subject to the terms, preferences and relative rights of the A Shares. The Company shall not (directly and/or indirectly) create, authorize and/or issue any securities or any other class or series of capital stock or securities ranking pari passu and/or senior in any respect to the A Shares, or issue any indebtedness convertible into, exchangeable or redeemable for, any security ranking senior or pari passu in any respect to the A Shares (or agree and/or contract to do same), without the express written consent of holders owning no less than 67% of the aggregate Stated Value of all of the then issued and outstanding A Shares.

       9. LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any A Share Certificate representing the A Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the A Share Certificate, the Company shall execute and deliver a new A Share Certificate of like tenor and date.

       10. TRANSFER OF A SHARES, ETC. Subject to compliance with this Certificate, and all applicable federal and state securities laws by the transferor and the transferee (including the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, if such are requested by the Company), the A Shares and all rights therein (including any registration rights for the resale of the Conversion Shares), may be transferred or assigned in whole or in part, provided, however, that if a transfer of any A Shares is to a direct competitor of the Company, the Company must consent in writing to such transfer, which consent shall not be unreasonably withheld.

       11. HOLDERS’ RIGHT TO REQUIRE REDEMPTION.

              (a) If at any time and from time to time after the Original Issuance Date (as defined in this Certificate), (i) the Company and/or any of its Subsidiaries are in default, or would be in default with the passage of time, on any material contract, securities, indebtedness, this Certificate, their respective Articles of Incorporation and/or By-laws and/or other documents; (ii) the Common Stock is no longer eligible for quotation on the OTC Market, (iii) the Company is late filing with the SEC (A) any annual or quarterly report on Form 10-K or Form 10-Q (collectively, “Annual and Quarterly Reports”) required by it to be filed with the SEC (which shall not be deemed late if filed within any extended filing period permitted under Rule 12b-25), or (B) any reports, including Annual and Quarterly Reports, required by it to be filed with the SEC at least three (3) times during any two (2) year period; (iv) a certificate representing Conversion Shares is delivered either (A) after a Share Delivery Date and before or on the date that is eight (8) Trading Days from such Share Delivery Date on at least three (3) occasions, or (B) after eight (8) Trading Days from any Share Delivery Date; (v) any payment due to a Holder by the Company is not made; (vi) there is any material breach in any Transaction Document; and/or (vii) a Change of Control occurs that does not constitute a Liquidation; (each, a “Redemption Event”), and after such Redemption Event, the Company receives no later than sixty (60) days after the facts giving rise to the Redemption Event first become actually known to Holders of A Shares owning not less than ten (10%) percent of the aggregate Stated Value of all A Shares then outstanding, a written notice of the Redemption Event from Holders of A Shares owning not less than ten (10%) percent of the aggregate Stated Value of all A Shares then outstanding (the “Initial Redemption Request”), then the Company shall no later than ten (10) days after the date of the Initial Redemption Request redeem (a “Mandatory Redemption”) all of the A Shares requested to be redeemed in the Initial Redemption Request by paying each such Holder of A Shares in immediately available funds, such amount of funds for each A Share being redeemed as shall equal (the “Redemption Price”) the product of, (i) 150%, multiplied by (ii) the sum of (A) the then Stated Value of the A Shares being redeemed, plus (B) all dividends and/or other payments due by the Company to a Holder, if any, which have accrued or are payable pursuant to this Certificate, but have not been paid through and including the date the Redemption Price is actually received by the Holder. If the Redemption Price is not received in immediately available funds by a Holder of A Shares, then in addition to any other rights, remedies, and/or actions Holders of A Shares requesting Mandatory Redemption may have in law, equity and/or pursuant to any Transaction Document, the Redemption Price shall automatically be increased by the lesser of (i) two (2%) percent for each thirty (30) day period during which a Holder has not received the Redemption Price in immediately available funds (pro-rata for any partial thirty (30) day period), and (ii) the maximum rate permitted by applicable law.

              (b) As soon as reasonably possible, but in no event later than ten (10) days after receipt by the Company of the Initial Redemption Request, the Company shall mail, first class mail, postage prepaid, written notice (the “Notice of Redemption”) to each Holder of record (at the close of business on the Trading Day preceding the day on which notice is given) of A Shares at the address last shown on the records of the Company for such Holder or given by the Holder to the Company, for the purpose of notifying such Holder of the Mandatory Redemption effected or to be effected, whether or not such Holder has requested Mandatory Redemption of any A Shares owned by such Holder in the Initial Redemption Request, which Notice of Redemption shall specify the Redemption Price, clearly disclose how such Redemption Price paid or to be paid to such Holder (including a Holder that requested Mandatory Redemption in the Initial Redemption Request) was calculated, a date (the “Redemption Date”) no later than sixty (60) days after the mailing of the Notice of Redemption on which any Holder of A Shares can have its A Shares redeemed, and the place at which the Redemption Price may be obtained, which shall be the principal offices of the Company or such other place as shall be mutually agreeable to the Company and any such Holder. The Notice of Redemption shall call upon each Holder of A Shares whose A Shares such Holder(s) has requested the Company to redeem, to surrender to the Company, in the manner and at the place designated, such Holder’s certificate or certificates representing the A Shares to be redeemed, but the failure to so deliver any such certificate shall not affect any of the Company’s obligations pursuant to this Section 11. Each Holder of A Shares shall have the right upon written notice (a “Subsequent Redemption Request”) to the Company to require the Company to effect a Mandatory Redemption of any A Shares then held by such Holder that such Holder has not requested to be redeemed in the Initial Redemption Request, provided that if, for any reason, a Holder does not actually receive the Notice of Redemption fifteen (15) days prior to the Redemption Date, then upon timely submission of a Subsequent Redemption Request to the Company after the Redemption Date, the Company shall effect a Mandatory Redemption of the A Shares requested to be redeemed in such Subsequent Redemption Request within ten (10) days from the date of such Subsequent Redemption Request.

              (c) On each Redemption Date, the Company shall pay the Redemption Price to each Holder requesting redemption in immediately available funds to the order of the person whose name appears on the certificate or certificates of the A Shares to be redeemed, and thereupon each surrendered certificate shall be cancelled, and the Holder will cease to have any rights as a holder of the A Shares so redeemed.

              (d) Notwithstanding anything to the contrary provided herein or elsewhere, the Company shall have no direct and/or indirect right to redeem the A Shares.

              (e) For purposes of this Certificate, the term “Change of Control” means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the 1934 Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company (other than by means of conversion of A Shares and/or exercise of any warrants issued in the Offering (the “Warrants”), (ii) the Company merges into or consolidates with any other Person (as defined), or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Corporation or the successor entity of such transaction, (iii) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, (iv) a replacement at one time or within a six (6) month period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the initial date of issuance of any A Shares (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date of initial issuance of any A Shares), or (v) the execution by the Company and/or any of its shareholders of an agreement to which the Company is a party or by which either is bound, providing for any of the events set forth in clauses (a) through (d) above. For purposes of this Certificate, the term “Person” means an individual, a corporation, a partnership, an association, a joint-stock company, a Trust, any unincorporated organization, or government or political sub-division thereof. As used in this Section 11(e), the term “Trust” shall include only a trust where the interest or interests of the beneficiary or beneficiaries are evidenced by a security.

              (f) A Holder, after such Holder’s A Shares have been redeemed and the Redemption Price has been paid in full, shall have no further rights as a Holder of such A Shares actually redeemed.

       12. VOTE TO ISSUE, OR CHANGE THE TERMS OF A SHARES.

              The affirmative vote of the holders of not less than 67% of the aggregate Stated Value of all the then outstanding A Shares at a meeting duly called for such purpose or the written consent without a meeting of the holders of not less than 67% of the aggregate Stated Value of all the then outstanding A Shares shall be required for any amendment to this Certificate, the Articles of Incorporation or By-Laws which could directly and/or indirectly amend, alter, change, repeal or otherwise adversely affect any of the powers, designations, preferences and rights of the A Shares.

       13. LIMITATION ON NUMBER OF SHARES ISSUABLE TO A HOLDER OF A SHARES.

              (a) Other than as provided elsewhere in this Section 13(a) of this Certificate, at no time may a Holder of A Shares convert any A Shares if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such Holder at such time, the number of shares of Common Stock which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the 1934 Act), more than 4.99% of all of the Common Stock outstanding at such time; provided, however, that upon a Holder of A Shares providing the Company with sixty-one (61) days notice (the “4.99% Waiver Notice”) that such holder would like to waive this Section 13(a) with regard to any or all shares of Common Stock issuable upon conversion of A Shares, this Section 13(a) shall be of no force or effect with regard to those A Shares referenced in the Waiver Notice.

              (b) Other than as provided elsewhere in this Section 13(b), at no time may a Holder of A Shares convert A Shares if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such Holder at such time, the number of shares of Common Stock which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the 1934 Act) in excess of 9.99% of all of the Common Stock outstanding at such time; provided, however, that upon a Holder of A Shares providing the Company with sixty-one (61) days notice (the “9.99% Waiver Notice”) that such Holder would like to waive this Section 13(b) with regard to any or all shares of Common Stock issuable upon conversion of A Shares, this Section 13(b) shall be of no force or effect with regard to those A Shares referenced in the Waiver Notice.

       14. GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL, ETC. All questions concerning the construction, validity, enforcement and interpretation of this Certificate shall be governed solely and exclusively by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. The Company expressly and irrevocably agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate shall be commenced exclusively in the state and/or federal courts sitting in the State, City, and County of New York (the “New York Courts”). The Company expressly and irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably and expressly waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. The Company hereby expressly and irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. In any action brought by the Company concerning and/or arising directly and/or indirectly out of this Certificate, the prevailing party shall be entitled to recover all of its legal fees and expenses incurred by it with respect to any such legal action. THE COMPANY EXPRESSLY AND IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS CERTIFICATE.

       15. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of a holder of A Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

       16. INFORMATION RIGHTS. Unless otherwise publicly available in electronic format on the website of the Company or filed with the SEC, the Company shall furnish to each Holder of A Shares within one hundred and five (105) days after the end of each fiscal year, audited financial statements of the Company and its consolidated subsidiaries and, within sixty (60) days after the end of each of the quarters of each fiscal year, unaudited financial statements of the Company.

       17. BOARD OBSERVER/DIRECTOR. At any time and from time to time that any A Shares are outstanding, the Holder shall have the right to appoint an observer to the Board of Directors of the Company (the “Observer”). The Observer shall be chosen (or replaced), by the written consent of the Holders owning no less than 67% of the aggregate Stated Value of all the A Shares then outstanding. The Company shall (i) provide any such Observer with written notification of all Board Meetings (whether an in person or telephonic Board meeting); and (ii) all information given to any Board member, all in the same manner and at the same time as a Board member gets or is entitled to receive any such notification and/or information. In addition to the right to appoint an Observer, at any time any A Shares are outstanding, and the Company fails to meet either of its revenue or EBITDA thresholds set forth in Schedule 2 to the Purchase Agreement for the years ending December 31, 2012 and/or December 31, 2013 by twenty (20%) percent or more, as determined based upon the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the years ending December 31, 2012 and December 31, 2013, then Holders owning no less than 67% of the aggregate Stated Value of all the then outstanding A Shares shall be entitled to appoint a director of such Holders’ choice (the “A Director”) to the Board of Directors, which A Director shall remain a Director on the Board until such time as A Shares with an aggregate Stated Value of less than $300,000 are outstanding (the “A Director”). The A Director shall be entitled to receive from the Company the highest compensation that any other Director of the Company receives and shall be entitled to all costs and expenses (including, but not limited to, air fare, other travel costs, meals and lodging), to attend a Board of Directors meeting. At any time and from time to time, Holders owning no less than 67% of the aggregate Stated Value of all A Shares then outstanding can replace by written notice the A Director.

       18. MISCELLANEOUS

              (a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile (to facsimile number 1-604-327-3859) and email (to both pineau@viscount.com and les_fong@viscount.com), or sent by a nationally recognized overnight courier service, addressed to the Company, at the following address 4585 Tillicum Street, Burnaby, British Columbia, Canada V5J 5K9, Attention: Stephen Pineau, President, and Les Fong, Controller or such other facsimile number, or address, or email as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section 18. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, email or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, email or address of such Holder appearing on the books of the Company, or if no such facsimile number, email or address appears on the books of the Company at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address (as the case may be), set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address (as the case may be), set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

              (b) Non-Affiliate Representation. For the purposes of Sections 3(c) and Section 4(h) of this Certificate, each Holder will, within 2 Trading Days of receiving written notice of a request by the Company, provide a written certification to the Company stating whether as of the date of such certification, and for the period of three (3) months immediately prior thereto, the Holder meets or met the definition of an affiliate, as such term is defined in the rules and regulations promulgated under the 1933 Act.

              (c) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, and/or other payments on the A Shares at the time, place, and rate, and in the coin or currency, herein prescribed.

              (d) Lost or Mutilated A Share Certificate. If a Holder's A Share Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the Shares so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Company.

              (e) Waiver. Any waiver by the Company or a Holder of a breach of any provision of this Certificate shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate or a waiver by any other Holders. The failure of the Company or a Holder to insist upon strict adherence to any term of this Certificate on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate on any other occasion. Any waiver by the Company or a Holder must be in writing.

              (f) Severability. If any provision of this Certificate is invalid, illegal or unenforceable, the balance of this Certificate shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

              (g) Next Trading Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Trading Day, such payment shall be made on the next succeeding Trading Day.

              (h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate and shall not be deemed to limit or affect any of the provisions hereof.

              (i) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of A Shares Stock require registration or listing with or approval of any governmental authority, stock exchange, self-regulatory organization or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

       19. FAILURE TO PAY. Notwithstanding anything to the contrary provided herein or elsewhere, if any payment hereunder or elsewhere is due to a Holder, and such payment is not made (even if a payment is not permitted to be paid because insufficient capital is available under applicable law to make such payment), interest on such payment (in addition to any other interest and/or penalties that become due), shall accrue at the rate of the lesser of (i) 18% per annum, and (ii) the maximum amount permitted by applicable law, and all interest shall accumulate daily until all payments are made, including interest and penalties. Nothing in this Section 19 shall be deemed to constitute a waiver and/or election of remedies by a Holder, all of which other remedies a Holder reserves its rights to pursue, whether in law or equity.

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EXHIBIT A

VISCOUNT SYSTEMS, INC.

FORM OF CONVERSION NOTICE

(To be executed by the registered Holder in order to convert A Shares)

       The undersigned hereby elects to convert the number of shares of Series A Convertible Redeemable Preferred Stock (the “A Shares”) indicated below into shares of common stock, $0.001 par value per share (the “Common Stock”), of Viscount Systems, Inc., a Nevada corporation (the “Company”), according to the Certificate of the A Shares and the conditions hereof, as of the date written below. The undersigned hereby requests that certificates for the shares of Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of and delivered to the undersigned or its designee as indicated below.

Effective Date of Conversion:

Number of shares of A Shares owned prior to Conversion:

Number of A Shares to be Converted:

Stated Value of A Shares to be Converted:

Number of shares of Common Stock to be issued:

Applicable Conversion Price:

Number of A Shares owned subsequent to Conversion:

Conversion Information:

Name of Holder:

By:
Name:
Title:

Address of Holder:

Tax ID of Holder:

or

DWAC Instruction
BrokerNo.:________________
Account No.:______________

Issue Common Stock to (if different than above):

Name:

Address:

Tax ID of above Named:

[NAME OF HOLDER]

By:___________________________
Name:_________________________
Title:__________________________

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